Exhibit 99.2

TRONOX Limited Q&A Regarding the FMC Alkali Chemical Acquisition

Q. What has Tronox announced?

•	Tronox announced today (February 3, 2015) that it will acquire the Alkali Chemical Division of FMC, a global chemical company.

Q. What is the Alkali Chemical Division of FMC?

•	The Alkali division mines trona ore and produces soda ash.

•	This work is done at two locations in Wyoming, USA.

•	The division has a soda ash market share of approximately 30 percent in the USA and approximately 25 percent of the global market.

•	2014 revenues were approximately US$800 million

Q. What does Alkali Chemical make?

•	Alkali Chemical mines trona ore and produces soda ash, which is another name for sodium carbonate.

•	Soda ash is used by diverse industries including glass manufacturing, water treatment, pulp and paper, textiles, food, pharmaceuticals, detergents, and cosmetics.

•	The company also produces sodium bicarbonate (baking soda) and other specialty chemical products.

Q. Why is Tronox making this acquisition?

•	It diversifies the company’s market and revenue base and increases sales in new markets.

•	It will add positively to Tronox’s financial results.

•	It will help Tronox achieve the scale and financial strength needed for the continued growth of our company.

•	The business has an industry-leading low cost position that fits well with Tronox’s strategy.

•	It will allow Tronox to utilize its U.S. tax attributes to offset the combined company’s pre-tax income.

•	It brings about new opportunities for best practice sharing across a larger and more diverse organization.

Q. Why is FMC selling its Alkali Chemical Business?

•	FMC is divesting itself of this profitable business unit to raise cash for investment in its agricultural and other core businesses.

Q. What will the new company be called?

•	The newly acquired business unit will be wholly owned by Tronox Limited.

•	Tronox has not decided on the name, but it expects that it will be known as the Alkali Chemical Division of Tronox Limited (Tronox Alkali Chemicals).

Q. What will be the organizational structure of the new division? Will it be integrated into our existing pigment and mineral sands operations?

•	At present, the plan is to operate the alkali chemical business as an independent part of Tronox.

•	The extent and detail of this integration will be worked out over the next few months.

•	All the assets of FMC’s Alkali Division will be transferred to Tronox upon the closing of the transaction.

Q. Where is the company located?

•	The Alkali Division operates two mining and processing operations in Green River, Wyoming, USA.

•	There is also a small corporate office in Philadelphia, Pennsylvania, USA.

Q. How is the ore recovered?

•	The trona ore is recovered through two underground mining processes: a longwall mining process and a solution mining process.

•	The mines are up to 1,600 feet (488 meters) deep with miles of underground roadways.

•	The Green River formation in Wyoming is the largest known deposit of trona in the world, with 130 billion tons of reserves.

•	The company produces approximately 4 million tons of soda ash per year at its Green River mines, which is exported to 35 countries around the world.

Q. How long have the mines been in operation?

•	The Westvaco Mine and processing plant in Green River was established in 1948. It is the largest, and one of the lowest cost, soda ash production plants in the world.

•	The Granger Mine and processing plant in Green River was established in 1975.

Q. In addition to the two mines, what other facilities does the division operate?

•	The division operates six processing facilities adjacent to the Green River mines.

•	One of the six is the lowest cost soda ash plant in the world and is a zero-discharge facility.

Q. How many people work in the Alkali Division?

•	The mining and processing facilities employ approximately 950 workers.

•	There are approximately 65 employees in the Philadelphia offices.

•	Key operations management currently with the FMC Alkali Division will become employees of Tronox.

•	Once the acquisition is complete, all existing operations personnel will become Tronox employees.

Q. When will the acquisition close?

•	The transaction is expected to close in the first quarter of 2015, pending regulatory approval.

Q. How is Tronox funding this acquisition?

•	Tronox is acquiring the Alkali Chemicals business through a US$1.64 billion cash transaction.

•	The company is using roughly US$1 billion of existing cash on hand, and financing the balance through debt.

•	No Tronox stock is being used as part of the payment.

Q. Is this the only deal Tronox will be making?

•	Probably not. Tronox will continue to evaluate opportunities to grow its business and achieve the strategic vision that it outlined when Tronox Limited was formed in 2012.

•	The acquisition of this business will help Tronox achieve the scale and financial strength to further grow our company through internal investments and potential acquisitions.

Q. Is Tronox getting out of the TiO2 business?

•	No. Tronox remains fully committed to building our existing mineral sands and pigment & electrolytic businesses, and will continue to invest in those operations and its workforce to ensure that it is the lowest cost producer in these segments.

Q. Does FMC share Tronox’s commitment to safety, sustainability, and responsible corporate behavior?

•	Yes. FMC and its Alkali Chemical Division adheres to a strong set of values, similar to our Tronox Values.

•	Safety is the division’s number one value and the organization maintains a strong commitment to and record of safety.

•	FMC Alkali Chemical leads its industry in safety performance, with practices, policies, and experiences that we can share across Tronox.

•	The company is also a leader in positive environmental and sustainable business operations.